     As filed with the Securities and Exchange Commission on August 22, 2003
                                                       Registration No. 333-____
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                           --------------------------
                                    FORM S-3

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                           --------------------------

                         HEALTHCARE SERVICES GROUP, INC.
             (Exact Name of Registrant as Specified in Its Charter)

                                  Pennsylvania
                         (State or other jurisdiction of
                         incorporation or organization)

                                   23-2018365
                                   ----------
                                  (IRS Employer
                             Identification Number)

                           --------------------------

                               3220 Tillman Drive
                      Glenview Corporate Center, Suite 300
                          Bensalem, Pennsylvania 19020
              (Address, Including Zip Code, and Telephone Number of
                    Registrant's Principal Executive Offices)

                           --------------------------

                               Daniel P. McCartney
                      Chairman and Chief Executive Officer
                               3220 Tillman Drive
                      Glenview Corporate Center, Suite 300
                          Bensalem, Pennsylvania 19020
                                 (215) 639-4274
            (Name, Address, Including Zip Code, and Telephone Number
                              of Agent for Service)

                                    Copy to:
                           Victor M. Rosenzweig, Esq.
                 Olshan Grundman Frome Rosenzweig & Wolosky LLP
                                 505 Park Avenue
                            New York, New York 10022
                                 (212) 753-7200

                           --------------------------

            Approximate  date of  commencement  of proposed  sale to the public:
From time to time after this Registration Statement becomes effective.

            If the only  securities  being  registered  on this  Form are  being offered pursuant to dividend or interest  reinvestment  plans,  please check the following box. /X/

            If any of the  securities  being  registered  on this Form are to be offered  on a  delayed  or  continuous  basis  pursuant  to Rule 415  under  the
Securities Act of 1933,  other than  securities  offered only in connection with dividend or interest reinvestment plans, check the following box. / /

            If this  Form is  filed to  register  additional  securities  for an offering  pursuant to Rule 462(b)  under the  Securities  Act,  please check the following box and list the Securities Act  registration  statement number of the earlier effective registration statement for the same offering. / /

            If this Form is a  post-effective  amendment  filed pursuant to Rule
462(c) under the Securities Act, check the following box and list the Securities
Act  registration   statement  number  of  the  earlier  effective  registration statement for the same offering. / /

            If delivery  of the  prospectus  is expected to be made  pursuant to
Rule 434, please check the following box. / /

                         CALCULATION OF REGISTRATION FEE

====================================================================================================
                                                        Proposed          Proposed
                                                        Maximum           Maximum
                                       Amount           Offering          Aggregate      Amount of
    Title of Each Class of             to be              Price           Offering     Registration
  Securities to be Registered        Registered(1)      Per Share           Price          Fee
---------------------------------------------------------------------------------------------------

Common Stock, $.01 par value           1,000,000         $16.41(2)       $16,410,000    $1,327.57
====================================================================================================

            (1) This  Registration  Statement  shall also  cover any  additional shares of common  stock which  become  issuable  under our  dividend reinvestment  plan by  reason of any stock  dividend,  stock  split, recapitalization or other similar  transaction  effected without the receipt of consideration  which results in an increase in the number of our outstanding shares of common stock.

            (2) Estimated in accordance  with Rule 457(c) solely for the purpose of calculating  the  registration  fee based upon the average of the high and the low prices of our  common  stock,  $.01 par  value,  as reported on the Nasdaq National Market on August 19, 2003.

                        --------------------------------

                         HEALTHCARE SERVICES GROUP, INC.
                               3220 TILLMAN DRIVE,
                      GLENVIEW CORPORATE CENTER, SUITE 300
                          BENSALEM, PENNSYLVANIA 19020

                                 August 22, 2003

Dear Shareholder:

            We are pleased to announce the adoption of our dividend reinvestment plan, which provides shareholders with a convenient way of purchasing additional shares of common stock by reinvesting  their cash dividends in additional shares of common stock. The dividend  reinvestment plan has been adopted in conjunction with our  intention to  implement  quarterly  dividends.  Our Board of Directors declared our first quarterly  dividend of $.06 per share on August 13, 2003. The record date for such  dividend  is  September  15, 2003 and the payment  date is
September 29, 2003.

            Enclosed  you will find the plan  prospectus,  written in a question and answer  format,  along with an enrollment  form and a return  envelope which will make it easy for you to elect to participate in the plan.

            I hope you will read the plan prospectus thoroughly. By taking these actions, the Board is making every effort not only to increase the value of your shares,  but also to increase the  convenience  of being a  Healthcare  Services
Group, Inc. shareholder.

                                            Sincerely,

                                            Daniel P. McCartney
                                            Chairman and Chief Executive Officer

                                   PROSPECTUS

                              --------------------

                         HEALTHCARE SERVICES GROUP, INC.

                           DIVIDEND REINVESTMENT PLAN

            This  prospectus  relates to 1,000,000  shares of our common  stock,
$.01 par value per share,  registered  for  issuance and sale under our dividend reinvestment  plan. The plan provides  participants  with a convenient method of purchasing  shares  of common  stock by  reinvesting  their  cash  dividends  in additional  shares of common  stock.  An  enrollment  form is enclosed with this prospectus  and may also be obtained from the agent for the plan or from us. Our telephone  number and address and the address and telephone  number of the agent are set forth in Question 29 below.

            Participants in the plan may:

                             Automatically  reinvest cash  dividends on all or a
                             portion of the shares of common stock registered in
                             their names or held in their plan accounts.

                             Deposit  share  certificates  with the plan's agent
                             for safekeeping.

            Until  further  notice  from us,  shares  of  common  stock  will be purchased  directly  from us by the agent for the plan (i.e.,  we will issue new shares or treasury  shares to satisfy the dividend  reinvestment  requirements).
However, we reserve the right, upon due notice to plan participants,  to satisfy the  requirements of the plan by authorizing our agent to purchase shares in the open market. The purchase price per share of newly issued shares of common stock purchased  directly from us through the plan on any investment  date will be the average of the high and low sales  price of a share of our  common  stock on the
Nasdaq  National  Market as reported for that date by the Nasdaq National Market or,  if no sales  price  is  reported  for that  date,  the  average  of the bid quotations for the common stock on that date as reported by the Nasdaq  National
Market;  provided,  however, that if no such sales or quotations are reported by the Nasdaq  National  Market for such  investment  date, the purchase price of a share of common  stock on such  date  shall be the  average  of the high and low sales price or, if no sales price is reported, the average of the bid quotations as reported by the Nasdaq National Market for the business day immediately after that investment  date on which such sales or quotations are reported.  No shares of  common  stock  will be sold by us to the plan at less  than the par value of such shares.

            The purchase price for shares of common stock purchased  through the plan in the open market, if any, shall be the weighted average purchase price of all shares purchased for the plan in the open market on the relevant  investment date. See Question 11 below.

            The price at which the agent shall be deemed to have acquired shares for a participant's  account shall be the average price of all shares  purchased by it as agent for all  participants  in the plan with the  proceeds of a single cash dividend from us.

            The last sales price of the common stock on August 19, 2003,  on the
Nasdaq National Market, symbol "HCSG," was $16.55 per share.

            Our  shareholders  who do not choose to participate in the plan will receive cash dividends, as declared and paid.

--------------------------------------------------------------------------------

            Neither  the  Securities  and  Exchange  Commission  nor  any  State
securities  commission  has  determined  whether this  prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

--------------------------------------------------------------------------------

                The date of this prospectus is August 22, 2003.

Legal Matters.................................................................19

Additional Information........................................................19

Disclosure of Commission's Position on
Indemnification for Securities Act Liabilities................................20

                       WHERE YOU CAN FIND MORE INFORMATION

            We file annual,  quarterly and special reports, proxy statements and other information with the Securities and Exchange  Commission (the "SEC").  You
may read and  copy any  document  we file at the  SEC's  public  reference  room located at Judiciary Plaza, 450 Fifth Street, N.W., Washington,  D.C. 20549. You
may obtain further  information on the operation of the public reference room by calling the SEC at  1-800-SEC-0330.  Our SEC filings are also  available  to the public over the  Internet at the SEC's web site at  http://www.sec.gov.  You may also request  copies of such  documents,  upon payment of a duplicating  fee, by writing to the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549.

                           INCORPORATION BY REFERENCE

            The SEC allows us to  "incorporate  by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information we incorporate by reference is considered to be a part of this  prospectus and  information  that we file later with  the SEC  will  automatically  update  and  replace  this  information.  We incorporate  by reference the documents  listed below and any future  filings we make with the SEC under  Sections  13(a),  13(c),  14 or 15(d) of the Securities
Exchange Act of 1934, as amended:

            (1)  Our Annual Report on Form 10-K for the year ended  December 31,
                 2002;

            (2)  Our Quarterly Reports on Form 10-Q for the quarters ended March
                 31, 2003 and June 30, 2003; and

            (3)  Our  Application  for  Registration of our common stock on Form
                 8-A filed April 30, 1984.

            You may request a copy of these  filings,  excluding the exhibits to such filings which we have not  specifically  incorporated  by reference in such filings, at no cost, by writing or telephoning us at the following address:

                        Healthcare Services Group, Inc.
                        Richard W. Hudson, Secretary
                        3220 Tillman Drive
                        Glenview Corporate Center, Suite 300
                        Bensalem, Pennsylvania 19020
                        (215) 639-4274

                              ABOUT THIS PROSPECTUS

            This  prospectus is part of a  registration  statement we filed with the SEC. You should rely only on the  information  provided or  incorporated  by reference in this prospectus or any related  supplement.  We have not authorized anyone else to provide  you with  different  information.  You should not assume that the  information in this prospectus or any supplement is accurate as of any other date than the date on the front of those documents.

                             DESCRIPTION OF THE PLAN

            The  following  question  and  answer  statement  is the text of our dividend  reinvestment  plan.  The plan was adopted by our Board of Directors on
August 13, 2003.  There are  1,000,000  shares of our common stock  reserved for issuance and sale under the plan.  Upon the  allocation or issuance of 1,000,000 shares of common stock under the plan, the plan will terminate, unless our Board of Directors authorizes additional shares to be issued under the plan.

PURPOSE:

1.          What is the purpose of the plan?

            The  purpose of the plan is to provide  our  shareholders  of record with a simple and  convenient  method of  purchasing  shares of common  stock by reinvesting  cash  dividends  in  additional  shares  of common  stock.  We have announced our intention to declare quarterly  dividends.  Our Board of Directors declared our first quarterly  dividend of $.06 per share on August 13, 2003. The record date for such  dividend  is  September  15, 2003 and the payment  date is
September  29,  2003.  Purchases  of newly  issued  common  stock under the plan provide us with additional equity capital.

ADVANTAGES:

2.          What are the advantages of the plan to participants?

            (a)  As a participant  in the plan,  you may have cash  dividends on some or all of your shares  automatically  reinvested  in  additional  shares of common stock.

            (b)  When  shares  are  issued by us,  you do not pay any  brokerage commissions in connection with purchases under the plan. See Question 13 below.

            (c)  Your  funds will be fully  invested  because  the plan  permits fractions of shares to be credited to your account.  Dividends on such fractions will be  reinvested in  additional  shares or fractions  thereof and such shares credited to your account.

            (d)  Since the agent  that  administers  the plan  holds and acts as custodian  of shares  purchased  under the plan,  you may also  elect to deposit certificates  for shares of common stock held in your name with the agent if you wish  dividends  to be  reinvested  on those  shares.  This  relieves you of the responsibility  for the  safekeeping  of  certificates  and protects you against loss, theft or destruction of such certificates.  Participants who wish to avail themselves of the safekeeping feature of the plan should mail their certificates to American Stock Transfer & Trust Company,  P.O. Box 922, Wall Street  Station,
New York, New York 10269-0560,  Attention:  Dividend  Reinvestment  Department -
Heathcare  Services  Group,  Inc.  Certificates  should be sent by registered or certified mail, return receipt requested,  accompanied by a completed enrollment form  specifying  that (i) the shares are  furnished for  safekeeping,  and (ii)
dividends  on all such shares are to be  reinvested  pursuant  to the plan.  The participant's  aggregate  account  balance under the plan reflected on quarterly statements will include the shares deposited for safekeeping.

            (e)  Regular statements of account will provide you with a record of each transaction to simplify your recordkeeping.

ADMINISTRATION:

3.          Who administers the plan for participants?

            We designated  American Stock Transfer & Trust Company to administer the plan as agent for the  participants,  to purchase  and hold shares of common stock acquired  through the plan, to keep records and send statements of account to each  participant  and to perform  other duties  related to the plan.  Shares purchased  for you  under the plan will be held by or  through  the agent  until termination  of your  participation  in the plan or until a written  request  is received from you for withdrawal of all or part of your shares. Shares purchased under the plan and held by the agent will be  registered in its name or the name of one of its nominees.  We may replace the agent at any time. In the event that the  agent  should  cease to  administer  the  plan,  we will  make  such  other arrangements as we deem appropriate for the administration of the plan.

              You may contact the agent by writing to:

              Healthcare Services Group, Inc. Dividend Reinvestment Plan
              c/o American Stock Transfer & Trust Company
              Dividend Reinvestment Dept.
              P.O. Box 922
              Wall Street Station
              New York, New York  10269-0560

or by telephoning  the agent at (877)  390-3092 or (212)  936-5100  between 8:00
a.m.  and 5:00  p.m.  Eastern  Time or visit  American  Stock  Transfer  & Trust
Company's website at www.investpower.com.

PARTICIPATION:

4.          Who is eligible to participate?

            All of our shareholders are eligible to participate in the plan. See
Question 28 for information concerning  circumstances for which we may terminate participation in the plan for a plan participant.  If common stock is registered in a street or nominee name and the  beneficial  holder wishes to participate in the plan, the beneficial  holder must either make appropriate  arrangements with his or her broker to participate in the plan on the beneficial  holder's  behalf or have all or part of such shares  transferred to the beneficial  holder's name prior to enrolling in the plan.

5.          How does an eligible applicant participate in the plan?

            Eligible shareholders may join the plan by completing and signing an enrollment  form and  returning it to the agent.  A return  envelope is provided with the enrollment form for this purpose.  Where the common stock is registered in more than one name (i.e.,  joint  tenants,  trustees,  etc.),  all registered holders must sign the enrollment form.

6.          Is partial participation possible under the plan?

            Yes. If you are a  participant  in the plan and you want to reinvest the dividends on only some of your shares, you must sign the enrollment form and indicate  the number of such shares under the  "Partial  Dividend  Reinvestment"
option. See Question 8 below.

7.          When may an eligible applicant join the plan?

            A shareholder  of record may join the plan at any time by completing and signing an enrollment form and returning it to the agent. An enrollment form may be obtained by telephone or written request to the agent or us.

            If the signed  enrollment form is received by the agent prior to the record date for the next dividend  payment,  reinvestment of your dividends will begin  with the  next  dividend.  If the  enrollment  form  arrives  after  this deadline,  it will be necessary to delay  reinvestment  until the next  dividend payment.  It is  currently  our  intention  to pay  dividends  in  March,  June,
September and December.  The dividend  record date will generally be ten days to two weeks prior to the dividend  payment date. The dividend payment date is also the date that  dividends  will be invested in common stock and is referred to as the investment date.

8.          What options are included in the enrollment form?

            The enrollment form provides for the following options:

            (A)  "FULL DIVIDEND  REINVESTMENT" -- the participant  directs us to pay to the agent for reinvestment in accordance with the plan all cash dividends on all of the shares of common  stock  then or  subsequently  registered  in the participant's name.

            (B)  "PARTIAL DIVIDEND  REINVESTMENT" -- the participant  directs us to pay to the  agent  for  reinvestment  in  accordance  with  the plan all cash dividends  on  that  portion  of  shares  of  common  stock  registered  in  the participant's  name and  designated in the  appropriate  space on the enrollment form.

            (C)  "SAFEKEEPING"   --  the   participant   may  elect  to  deposit
certificates with the agent for safekeeping and must elect to reinvest dividends on all of such shares (i.e., all shares held for safekeeping must participate in dividend reinvestment.  In order to elect partial dividend reinvestment,  shares of common stock must be registered in the participant's name and not credited to the participant's account under the plan as shares held for safekeeping).

            Once you elect reinvestment, cash dividends paid on shares of common stock  registered  in your name or held in your  account will be  reinvested  in additional  shares of common stock. If you have specified  partial  reinvestment for shares  registered in your name,  that portion of such dividend  payment not being reinvested will be sent to you by check in the usual manner.

9.          How may a participant change reinvestment amounts under the plan?

            As a  participant,  you may change your  reinvestment  levels at any time by  requesting a new  enrollment  form and returning it to the agent at the address set forth in Question 3.

            A  change  in  reinvestment  amount  will  be  effective  as of  the investment  date,  provided  that the  participant's  request is  received on or before the applicable dividend record date.

PURCHASES:

10.         How does the agent acquire the shares of common stock for the plan?

            Until  further  notice  from us, we will  issue new shares of common stock (which may include previously issued shares held in treasury) to the agent in order to satisfy the requirements of the plan.

            However,  we reserve the right to authorize the agent to satisfy the requirements  of  the  plan  through  open  market  purchases  effected  through
brokerage   transactions  in  the  over-the-counter   market  or  in  negotiated
transactions  which may  include  situations  where the  broker is  selling as a principal  (which may include a mark-up) or an agent. In making purchases in the open  market,  the  agent  may  commingle  your  funds  with the  funds of other participants in the plan.

11.         What will be the price of shares purchased under the plan?

            The purchase  price per share of newly issued shares of common stock
(which may be treasury shares) purchased to satisfy the requirements of the plan directly from us on any investment  date will be the average of the high and low sales price of a share of common stock on the Nasdaq National Market as reported for that date by the Nasdaq  National  Market or, if no sales  price is reported for that date,  the average of the bid  quotations  for the common stock on that date as reported by the Nasdaq National Market;  provided,  however,  that if no such sales or  quotations  are reported by the Nasdaq  National  Market for such investment  date,  the  purchase  price of a share of common  stock on such date shall be the  average of the high and low sales  price or, if no sales  price is reported,  the average of the bid quotations as reported by the Nasdaq  National
Market for the business day immediately after that investment date on which such sales or quotations are reported. We will not sell any shares of common stock to the plan at less than the par value of such shares.

            The purchase price for shares of common stock purchased  through the plan in the open market, if any, shall be the weighted average purchase price of all shares purchased for the plan in the open market on the relevant  investment date.

            The price at which the agent shall be deemed to have acquired shares for a participant's  account shall be the average price of all shares  purchased by it as agent for all  participants  in the plan with the  proceeds of a single cash dividend from us.

            The agent will make every  effort to invest funds in common stock as soon as practicable  on or after each  investment  date.  Shares that we sell to participants' accounts shall be sold as of the close of business on the relevant investment date. Dividend and voting rights will commence upon settlement, which is normally the date of purchase.

12.         How many shares will be purchased for participants?

            The number of shares purchased for you depends on the amount of your reinvested  dividends  and the  price  per  share  on the  investment  date,  as described by Question 11 above.  Your account will be credited  with that number of shares,  including  fractions computed to three decimal places,  equal to the total amount of your  reinvested  dividends  divided by the applicable  purchase price per share.

COSTS:

13.         Are there any out-of-pocket costs to participants in connection with purchases (with your reinvested cash dividends) under the plan?

            We pay all costs of administration of the plan. However with respect to each purchase  transaction  under the plan,  there will be an investment  fee equal  to 2% of the  investment  up to a  maximum  of $2.50  for  each  purchase transaction. If a shareholder deposits certificates with American Stock Transfer
& Trust Company for  safekeeping,  there will also be a safekeeping fee of $7.50 per each deposit.

            If we satisfy the  requirements of the plan by issuing new shares of common  stock (which may include  previously  issued  shares held in  treasury), there  will be no  brokerage  fees or  commissions  charged to  participants  in connection with  reinvestment of their cash  dividends.  However,  if shares are purchased on the open market to satisfy the requirements of the plan (which will only occur after due notice to plan participants),  there will be brokerage fees or commissions charged at a rate of $.10 per share to participants in connection with the  reinvestment of their cash dividends,  which in the instance where the broker acts as a principal may include mark-ups.

            For sales of common stock and termination of a participant's account under  the  plan,  there  will be a $15  transaction  fee plus a $.10 per  share brokerage commission.

TAXES:

14.         What are the income tax consequences of participation in the plan?

            Under federal tax law,  reinvested  cash  dividends will be taxed as ordinary  (dividend)  income to the extent that a cash  distribution  would have been ordinary  (dividend) income to such shareholder.  Reinvestment of dividends does not  relieve a  participant  of any income tax which may be payable on such dividends.  Under current  federal tax law,  dividends are generally  taxed at a rate of 15%.

            Shareholders  who elect to participate in the plan will have a basis in the shares acquired under the plan equal to the price of the shares purchased for their account.  Upon a sale of such stock, the difference  between the sales proceeds and the shareholder's  basis will generally be taxable as short-term or long-term capital gain (or loss) depending on the  shareholder's  holding period for the shares. The holding period for shares acquired pursuant to the plan will begin on the day following the purchase of such shares.

                                       10

            A participant  may also realize a gain or loss upon  withdrawal from the plan and receipt of a cash payment for a fraction of a share.  The amount of such gain or loss will be the  difference  between the amount  received  for the fraction of a share and the tax basis thereof.

            In the case of U.S and non-U.S. participants who elect to have their
dividends   reinvested  and  whose   dividends  are  subject  to  United  States
withholding  tax or backup  withholding  (both  currently at a rate of 30%),  an amount equal to the dividends payable to such  participants,  less the amount of tax required to be withheld, will be applied to the purchase of shares of common stock  under the plan.  The  filing of any  documentation  required  to obtain a reduction in United States  withholding  tax will be the  responsibility  of the participant.

            We believe  the  foregoing  is an  accurate  summary of the  federal income  tax  consequences  of  participation  in the plan as of the date of this prospectus.  This summary may not reflect every  possible  situation  that could result from participation in the plan.  Therefore,  each participant is urged to consult his or her own tax advisor to determine the  particular  federal,  state and local tax  consequences  resulting  from  participation  in the plan and the subsequent  disposal of shares purchased  pursuant to the plan. If a participant does not reside in the United States,  his or her income tax  consequences  will vary from jurisdiction to jurisdiction. In addition, the foregoing rules may not be applicable to certain  participants  in the plan, such as tax exempt entities
(e.g., pension funds and IRAs).

REPORTS TO PARTICIPANTS:

15.         What kind of reports will be sent to participants in the plan?

            Each  participant  will  receive a quarterly  statement  showing the amount invested, the purchase price, the number of shares purchased,  deposited, sold,  transferred,  or  withdrawn,  the  total  shares  accumulated,  and other information  for each quarter.  The quarterly  statement  will  consolidate  all shares held by the agent for the participant and other shares  registered in the participant's  name. Each participant should retain these statements in order to establish the cost basis of shares  purchased  under the plan for income tax and other purposes. Duplicate statements will be available from the agent.

            In addition,  on or before  January 31 of each year,  the agent will deliver to participants a Form 1099 reporting dividend income for Federal income tax purposes.  Participants will also receive copies of the same  communications sent to all other holders of the common stock,  including our annual report, the notice of annual meeting and the proxy statement for the annual meeting.

DIVIDENDS ON FRACTIONS OF SHARES:

16.         Will participants be credited with dividends on fractions of shares?

            Dividends on fractions, as well as on whole shares, will be credited to your account and will be reinvested in additional shares of common stock.

                                       11

SALE OF SHARES.

17.         May a participant sell shares in his or her plan account?

            Participants  may  request  the  agent to sell any  number  of whole shares held in their plan accounts by giving written  instructions to the agent.
The agent will make the sale as promptly as  practicable  and, in no event later than ten business days following  receipt of the request.  The participant  will receive the proceeds, less applicable brokerage fees or commissions and transfer tax,  if any.  Proceeds  of  shares  sold  through  the plan will be paid to the participant  by  check.  No check  will be  mailed  prior to  settlement,  which typically occurs three business days after the sale of shares.

            No participant  shall have the authority or power to direct the date or price at which common stock may be sold. Requests must indicate the number of shares to be sold and not the dollar  amount to be  attained.  Any request  that does not  clearly  indicate  the number of shares to be sold will be returned to the  participant  with no action  taken.  A request to sell all shares held in a participant's  account  will be  treated  as a  withdrawal  from the  plan  (see
"Termination of Participation" below).

CERTIFICATES FOR SHARES:

18.         Will certificates be issued for shares purchased?

            Certificates  will not be issued to you for shares  credited to your account  unless you request the agent in writing to do so or unless your account is terminated.  The number of shares (including  fractional  shares) credited to your account  under the plan will be shown on each  statement  of your  account.
This service eliminates the need for safekeeping by you to protect against loss, theft or destruction of stock certificates.

            You may  request  that the agent send you a  certificate  for all or part  of the  whole  shares  credited  to your  account.  You  may  utilize  the transaction  stub attached to your  quarterly  statement for this purpose.  This request should be mailed to:

                    American Stock Transfer & Trust Company
                    Dividend Reinvestment Dept.
                    P.O. Box 922 Wall Street Station
                    New York, New York 10269-0560

            You  may  also  request  certificates  by  visiting  American  Stock
Transfer & Trust Company's  website at  www.investpower.com  or by calling (877)
390-3092.

            Any remaining whole shares and fractions of a share will continue to be credited to your account.  Withdrawal of shares in certificate form in no way affects dividend reinvestment.

            Shares credited to your account under the plan may not be pledged or assigned.  If you want to pledge or assign such shares,  you must request that a certificate for such shares be issued in your name.

                                       12

            Certificates  for  fractional  shares  will not be issued  under any circumstances.

            An institution  that is participating in the plan and is required by law to  maintain  physical  possession  of  certificates  may  request a special arrangement  regarding the issuance of certificates  for shares  purchased under the plan. This request should be mailed to the agent at the above address.

19.         In whose  name  will  certificates  be  registered  when  issued  to participants?

            Accounts  under the plan are  maintained  in the name in which  your shares are registered at the time you enter the plan. Consequently, certificates for whole  shares  purchased  under the plan will be similarly  registered  when issued to you upon your request.

TERMINATION OF PARTICIPATION:

20.         How does a participant terminate participation in the plan?

            In order to terminate  participation in the plan, a participant must notify  the  agent in  writing  that he or she  wishes  to do so. A form of such notice is provided on a tear-off stub at the bottom of the account statement and should be mailed to:

                    American Stock Transfer & Trust Company
                    Dividend Reinvestment Dept.
                    P.O. Box 922 Wall Street Station
                    New York, New York 10269-0560

            Upon  termination of  participation  in the plan, a certificate  for whole shares credited to a  participant's  account under the plan will be issued and a check  will be issued  for any  fraction  of a share.  Cash  payments  for fractional shares will be based upon the market price of the common stock at the time  such  fraction  is  sold.  However,  you may  not  receive  payment  for a fractional share in the event that the transaction fees discussed in Question 13 exceed the amount due on said fractional share.  Notwithstanding  the foregoing,
American  Stock  Transfer & Trust  Company will not bill you for the  difference between the amount due on said fractional  share and the transaction fees due to
American Stock Transfer & Trust Company.

            On termination,  a participant may request that all the whole shares credited  to his or her account in the plan be sold and the sale will be made by the agent within ten business days of the agent's  receipt of the  participant's request.  A  participant  will  receive the  proceeds  from such sale,  less any brokerage fees or commissions and any applicable transfer tax.

21.         When may a participant terminate participation in the plan?

            Termination  may occur at any time.  If the request to  terminate is received  two days prior to a dividend  payment  date,  the  withdrawal  will be effective for the applicable  dividend payment date. If the request to terminate is  received  less than two days  prior to a  dividend  payment  date,  any cash
dividend  paid  on  that   dividend   payment  date  will  be  reinvested  in  a
participant's  account. The participant will have to re-terminate his account at his convenience.

                                       13

            All  subsequent  dividends  will be paid to you by check  unless you re-enroll in the plan, which you may do at any time.

OTHER INFORMATION:

22.         What happens when a  participant  sells or transfers  some or all of the shares registered in his or her name?

            If a participant disposes of some or all of the shares registered in his or her name,  that transfer will not affect  participation  in the plan. The agent  will  continue  to  reinvest  the  dividends  on  shares  credited  to  a participant's  account under the plan, subject to the right to withdraw from the plan at any time.

23.         If we have a rights offering, how will the rights on the plan shares be handled?

            In the event of a rights offering,  the agent will distribute rights to purchase  additional  shares of our common stock or other securities that are received by the agent with respect to shares held in the participant's  account, including shares held for safekeeping, as soon as practicable.  Rights on shares of stock  registered in the name of a participant will be mailed directly to the participant in the same manner as to shareholders  who are not  participating in the plan. Rights based on a fraction of a share held in a participant's  account will be sold  and the net  proceeds  will be  invested  in the  same  manner  as dividends as of the next investment date.

            Transaction  processing  may be  curtailed  or  suspended  until the rights offering has been completed.

24.         What  happens if we issue a  dividend  payable in stock or declare a stock split?

            Any dividend payable in common stock or split shares  distributed by us on shares  credited  to a  participant's  account  under the plan,  including shares held for safekeeping, will be added to that account.

            Stock dividends or split shares  distributed on shares registered in the  participant's  name will be mailed  directly to the participant in the same manner as to shareholders who are not participating in the plan.

            Transaction  processing  may be curtailed  or  suspended  until such corporate action has been completed.

25.         How  will a  participant's  shares  held by the  agent  be  voted at shareholders' meetings?

            Proxy  materials will be sent to participants in connection with any annual or special meeting of shareholders.  Whole and fractional shares held for you by the agent under the plan will be voted as you direct.

                                       14

26.         What are our and the agent's responsibilities under the plan?

            Neither  we nor the  agent  (nor  any of  their  respective  agents, representatives,  employees,  officers,  directors  or  subcontractors)  will be liable in administering  the plan for any act done in good faith or for any good faith omission to act,  including,  without  limitation,  any claim of liability arising out of failure to terminate a  participant's  account upon death or with respect to the prices at which shares are purchased or sold for a  participant's account, the times when purchases are made or with respect to any fluctuation in market value of the common stock.

            Participants  should  recognize  that we  cannot  assure a profit or protect against a loss on the shares purchased under the plan.

27.         May the plan be changed or discontinued?

            Notwithstanding  any  other  provision  of the  plan,  our  Board of
Directors may amend,  supersede or terminate the plan at any time, including the period between a dividend record date and a dividend  payment date. Our Board of
Directors  may  increase  the number of shares that we may issue under the plan, but may not increase the number of authorized shares of the common stock without shareholder  approval.  As previously  discussed,  until further notice from us, shares of common stock will be purchased  directly  from us by the agent for the plan.  However,  we reserve the right to satisfy the  requirements  of the plan, upon due notice to the participants, by authorizing our agent to purchase shares in the open  market.  Notice of any material  amendment,  or any  suspension  or termination  of the plan,  or  statement  that we are  authorizing  the agent to satisfy the  requirements  of the plan by purchasing  shares in the open market, will be mailed to all  participants.  No such event will  affect any shares then credited to a participant's  account.  Upon any whole or partial  termination of the plan,  certificates  for whole shares  credited to a  participant's  account under the plan will be issued to the participant and a cash payment will be made for any fraction of a share.

28.         May we terminate participation by a plan participant?

            If a participant does not own at least one whole share registered in the participant's name or held through the plan, the participant's participation in the  plan  may  be  terminated.  We  may  also  terminate  any  participant's participation  in the plan  after  written  notice  in  advance  mailed  to such participant at the address appearing on the agent's records.  Participants whose participation  in the plan has been  terminated  will receive  certificates  for whole  shares  held in their  accounts  and a check  for the  cash  value of any fractional  shares held in their plan accounts.  The value of fractional  shares will be based upon the market  price of the common  stock at the time payment is made.

29.         How may shareholders obtain answers to other questions regarding the plan?

            Any additional questions should be addressed to:

            Heathcare Services Group, Inc. Dividend Reinvestment Plan
            c/o American Stock Transfer & Trust Company
            Dividend Reinvestment Dept.
            P.O. Box 922 Wall Street Station
            New York, New York 10269-0560
            Telephone No.: (877) 390-3092 or (212) 936-5100

                                       15

                                       or

            Richard Hudson, Secretary
            Healthcare Services Group, Inc.
            3220 Tillman Drive
            Glenview Corporate Center, Suite 300
            Bensalem, Pennsylvania   19020

                                   THE COMPANY

            Healthcare  Services  Group,  Inc. (the "Company") is a Pennsylvania
corporation.  The  Company's  principal  executive  offices  are located at 3220
Tillman Drive,  Glenview  Corporate Center,  Suite 300,  Bensalem,  Pennsylvania
19020. The Company's telephone number is (215) 639-4274.

                                  RISK FACTORS

GENERAL - CAUTIONARY STATEMENTS REGARDING FORWARD-LOOKING STATEMENTS.

            The purchase of our common stock involves a high degree of risk. You should carefully  consider the following risk factors and the other  information in this  Prospectus  and in our Annual  Report on Form 10-K for the fiscal  year ended  December 31, 2002 (the "10-K")  particularly,  "Government  Regulation of
Clients", "Service Agreements/Collection" and "Competition" and in our Quarterly
Reports on Form 10-Q for the  quarters  ended  March 31,  2003 and June 30, 2003
(the "10-Qs")  before  deciding to invest in our common stock.  Certain  matters
discussed   in  this   Prospectus   and  in  the  10-K  or  10-Qs  may   include
forward-looking  statements  that are  subject to risks and  uncertainties  that could  cause  actual  results  or  objectives  to differ  materially  from those projected.  We  undertake  no  obligation  to  publicly  update  or  revise  any forward-looking  statements,  whether  as a result  of new  information,  future events or otherwise.  Such risks and uncertainties  include, but are not limited to, continued availability of funds to pay future dividends,  risks arising from our  providing  services  exclusively  to the health  care  industry,  primarily providers of long-term care;  credit and collection  risks  associated with this industry;  one client  accounting for  approximately  23% of revenue for the six
months  ended  June  30,  2003;  our  claims  experience   related  to  workers'
compensation  and  general  liability  insurance;  the  effects  of  changes  in regulations governing the industry; and the risks specified below. Additionally, our operating results would be adversely affected if unexpected increases in the costs of  labor,  materials,  supplies  and  equipment  used in  performing  our services  could not be passed on to clients.  In  addition,  we believe  that to improve our future  financial  performance  we must  continue to obtain  service agreements with new clients,  provide  additional  services to existing clients, achieve  modest price  increases on current  service  agreements  with  existing clients and maintain internal cost reduction  strategies at various  operational levels.  Furthermore,  we  believe  that our  ability to  sustain  the  internal development  of managerial  personnel is an important  factor  impacting  future operating results and successfully executing projected growth strategies.

                                       16

THE PHASING IN OF A MEDICARE  PROSPECTIVE  PAYMENT SYSTEM HAS ADVERSELY AFFECTED
OUR CLIENTS AND MAY CONTINUE TO DO SO IN THE FUTURE.

            Our  clients  are  subject  to  various   governmental   regulations
including, but not limited to, the Balanced Budget Act of 1997 (the "BBA"). This
legislation  changed  Medicare  policy in a number  of ways,  most  notably  the phasing in,  effective  July 1, 1998, of a Medicare  Prospective  Payment System
("PPS")  for  skilled  nursing  facilities  which   significantly   changed  the
reimbursement  procedures and the amounts of reimbursement they receive. Many of
our  clients'   revenues  are  highly   contingent   on  Medicare  and  Medicaid
reimbursement  funding  rates.  Therefore,  they  have been and  continue  to be adversely  affected by changes in applicable  laws and  regulations,  as well as other trends in the long-term care industry. This has resulted in certain of our clients filing for bankruptcy  protection.  Others may follow. Since the passage of the BBA, Congress has passed additional legislation, principally the Balanced
Budget  Refinement  Act  of  1999  ("BBRA")  and  the  Benefit  Improvement  and
Protection Act of 2000 ("BIPA").  These  enactments  were intended  primarily to mitigate,  temporarily,  the  reduction  in  reimbursement  for skilled  nursing facilities  under  the  Medicare  PPS.  In  total,  four  add-on  payments  were established  by the  enactments  to offset the impact of PPS. On April 23, 2002, the Center for Medicare and Medicaid  Services  ("CMS")  announced that it would delay  implementation  of any  refinements  to the  scope  of two of the  add-on payments  enacted pursuant to the BBRA and BIPA,  thereby  extending the related add-ons to at least September 30, 2003. The other two add-on payment  provisions expired on September 30, 2002. The Senate introduced legislation in October 2002 which included a partial  reinstatement of the add-on payment  provision limited to the nursing  component of the Medicare rate. This legislative  proposal would provide for certain annual  increases  beginning in 2003 and continuing  through
2005. There can be no assurance as to whether this proposal will be adopted. Any decisions by the  government  to  discontinue  or adversely  modify  legislation relating to  reimbursement  funding rates will have a material adverse effect on our clients'  revenues.  These  factors,  in addition to delays in payments from clients, have resulted in and could continue to result in significant additional bad debts in the future.

MAJOR CLIENT

            We have one client,  a nursing  home chain,  which for the six month period  ended June 30, 2003 and annual  periods of 2002 and 2001  accounted  for approximately 23%, 17% and 14%, respectively, of our consolidated revenues. With respect  to such  client,  we derived  revenues  from both  operating  segments.
Although we expect to continue our  relationship  with this client,  the loss of such client would adversely affect the operations of our two operating segments.

OTHER BUSINESS RELATED RISKS

            Our  clients  generally  enter  into  service  agreements  which are cancelable on short  notice,  and we have  encountered  difficulty in collecting amounts due from certain clients who have terminated  service agreements as well as  clients  who  are  in  bankruptcy  or  slow  payers  experiencing  financial difficulties.

            Substantially  all of our  agreements  are full service  agreements.
These  agreements  typically  provide for a one year term, but are cancelable by either party upon 30 days' notice after the initial  90-day  period.  As of June
30, 2003, we provided services to approximately 1,400 client facilities.

                                       17

            Although the service  agreements are cancelable on short notice,  we have historically had a favorable client retention rate and expect to be able to continue to maintain satisfactory relationships with our clients (although there can be no assurance  thereof).  The risks associated with short-term  agreements have not  materially  affected  either  our linen  and  laundry  service,  which sometimes require a capital  investment,  or laundry  installation  sales, which require us to finance the sales price. These transactions have not been material in recent years. Such risks are often mitigated by certain  provisions set forth in the agreements in which we enter.

            From time to time,  however,  we encounter  difficulty in collecting amounts due from certain of our clients.  Therefore,  the Company has  sometimes been  required  to extend the  period of  payment  for  certain  clients  beyond contractual  terms.  These clients  include those in bankruptcy,  those who have terminated  service  agreements  and those who are slow payers and  experiencing financial  difficulties.  In order to provide for these collection  problems and the general risk  associated with the granting of credit terms, we have recorded bad debt provisions  (i.e.,  an Allowance for Doubtful  Accounts) of $2,950,000,
$6,050,000  and  $5,445,000 in the six months ended June 30, 2003 and the fiscal years ended December 31, 2002 and 2001,  respectively.  In addition to analyzing and  anticipating,  where  possible,  the specific cases  described  above,  our management  considers the general collection risks associated with trends in the long-term care industry in making its evaluations.

THERE IS STRONG COMPETITION TO PROVIDE SERVICE TO HEALTH CARE FACILITIES.

            We compete  primarily with the in-house support service  departments of our potential clients.  Most health care facilities perform their own support service  functions  without  relying  on  outside  management  firms like us. In addition,  a number of local firms  compete with us in the  regional  markets in which we conduct  business.  Additionally,  several  national  service firms are larger and have greater  financial and  marketing  resources  than us,  although historically,  such firms have concentrated their marketing efforts on hospitals rather than the long-term care facilities which we typically  service.  Although the  competition  to provide  service to health care  facilities  is strong,  we believe that we compete  effectively for new agreements,  as well as renewals of the existing  agreements,  based upon the quality and dependability,  as well as cost savings, from our services.

                                 USE OF PROCEEDS

            The Company does not know the number of shares that will  ultimately be  purchased  directly  from the Company under the plan. To the extent that the
Company issues shares in lieu of paying a cash dividend,  the proceeds which the
Company  otherwise  would  use to pay for the  cash  dividend  will be used  for general corporate purposes.

                          DESCRIPTION OF CAPITAL STOCK

            The Company has 30,000,000  shares of authorized  common stock, $.01 par value per share  (the  "Common  Stock"),  11,323,921  of which  shares  were outstanding as of the date of this prospectus.

                                       18

            The following  statements are brief summaries of certain information relating to the Common Stock.  These summaries do not purport to be complete and are  subject in all  respects  to the  applicable  provisions  of the  Company's
Articles of  Incorporation,  as amended,  with respect to certain  rights of the holders of Common Stock.

            Each share of Common  Stock is  entitled  to  dividends  when and as declared by the Board of Directors out of sources  legally  available  therefor.
Each  share  of  Common  Stock  is  entitled  to one  vote  on all  matters.  On liquidation,  the holders of Common  Stock are entitled to share pro rata in the net assets of the Company remaining after the payment of creditors. The Board of
Directors is authorized  to issue all unissued  shares of Common Stock from time to time,  as well as  previously  issued  shares held in  treasury,  without any further action or  authorization  by  shareholders.  The holders of Common Stock have no preemptive or conversion  rights.  The shares of Common Stock  presently outstanding  are, and the shares  reserved  for issuance  under the plan will be upon issue, fully paid and nonassessable.

                                    DIVIDENDS

            The Company currently  intends to pay dividends  quarterly in March,
June,  September  and  December.  The  payment of  dividends  is within the sole discretion of the Board of Directors.

                              PLAN OF DISTRIBUTION

            The shares of Common Stock sold under the plan are being distributed directly by us rather than through an underwriter,  broker or dealer.  Unless we authorize  our agent to  purchase  shares in the open  market,  there will be no brokerage commissions charged to participants in connection with the purchase of shares under the plan.  Upon  withdrawal by a participant  from the plan or upon the sale of Common  Stock  held under the plan,  the  participant  will  receive proceeds of such sale less a nominal fee per  transaction  paid to the agent (if such sale is made by the agent at the  request of a  participant),  any  related brokerage commissions and any applicable transfer taxes.

                                     EXPERTS

            The  financial   statements   incorporated  in  this  prospectus  by
reference to the Annual Report on Form 10-K of Healthcare  Services Group,  Inc.
for the year ended  December 31, 2002 have been so  incorporated  in reliance on the  report  of  Grant  Thornton  LLP,  independent  accountants,  given  on the authority of said firm as an expert in auditing and accounting.

                                  LEGAL MATTERS

            Certain legal matters in connection  with the issuance of the Common
Stock  offered  hereby have been passed upon for the Company by Olshan  Grundman
Frome  Rosenzweig  & Wolosky LLP,  505 Park  Avenue,  New York,  New York 10022.
Robert L. Frome, a member of Olshan Grundman Frome  Rosenzweig & Wolosky LLP, is
a director of the registrant and beneficially  owns 225 shares and holds options to purchase 32,435 shares of Common Stock.

                                       19

                             ADDITIONAL INFORMATION

            The Company has filed with the Securities and Exchange  Commission a
Registration Statement on Form S-3d under the Securities Act with respect to the shares offered hereby.  For further  information with respect to the Company and the securities offered hereby,  reference is made to the Registration Statement.
Statements  contained in this  Prospectus  as to the contents of any contract or other document are not necessarily complete, and in each instance,  reference is made to the  copy of such  contract  or  document  filed  as an  exhibit  to the
Registration  Statement,  such statement being qualified in all respects by such reference.

                     DISCLOSURE OF COMMISSION'S POSITION ON
                 INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

            Insofar  as  indemnification   for  liabilities  arising  under  the
Securities  Act of 1933, as amended (the  "Securities  Act") may be permitted to directors,  officers or persons  controlling  the Company,  the Company has been advised  that it is the  Securities  Exchange  Commission's  opinion  that  such indemnification  is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                                       20

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

       Securities and Exchange Commission Filing Fee..............$1,327.57
       Administrative and transfer agent's fees....................6,100(i)
       Costs of printing and engraving.............................2,140
       Legal fees and expenses....................................17,500
       Accounting fees and expenses................................5,000
       Miscellaneous expenses......................................5,000
       Total.....................................................$37,067.57

       (i) Based on an initial fee of $2,500 and first annual fee of $3,600.

            All of the above amounts are estimated except for the Securities and
Exchange Commission filing fee.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS BY THE REGISTRANT.

            Sections  1741  through  1750 of  Subchapter  C of Chapter 17 of the
Pennsylvania  Business Corporation Law (the "BCL") contain,  among other things, provisions for mandatory and  discretionary  indemnification  of a corporation's directors, officers and other personnel.

            Under  Section  1741,  unless  otherwise  limited by its by-laws,  a corporation  has the power to indemnify  directors  and officers  under  certain
prescribed   circumstances   against  expenses   (including   attorney's  fees),
judgments, fines and amounts paid in settlement actually and reasonably incurred in connection  with a  threatened,  pending or completed  action or  proceeding, whether civil, criminal,  administrative or investigative,  to which any of them is a  party  or  threatened  to be  made  a  party  by  reason  of his  being  a representative, director or officer of the corporation or serving at the request of the  corporation as a  representative  of another  corporation,  partnership, joint  venture,  trust or other  enterprise,  if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal proceeding,  had no reasonable cause to believe his  conduct was  unlawful.  The  termination  of any action or proceeding by judgment,  order,  settlement or conviction or upon a plea of nolo contendere or its  equivalent  does not of itself create a presumption  that the person did not act in good faith and in a manner that he reasonably  believed to be in, or not  opposed  to, the best  interests  of the  corporation  and,  with respect to any criminal  proceeding,  had  reasonable  cause to believe that his conduct was unlawful.

            Section 1742 provides for indemnification with respect to derivative actions similar to that provided by Section 1741.  However,  indemnification  is not provided under Section 1742 with respect to any claim, issue or matter as to which a director  or officer has been  adjudged to be liable to the  corporation unless and only to the extent that the proper court  determines upon application that,  despite  the  adjudication  of  liability  but  in  view  of  all  of the circumstances  of the case,  a director  or  officer  is fairly  and  reasonably entitled to indemnity for the expenses that the court deems proper.

                                      II-1

            Section  1743  provides  that  indemnification  against  expenses is mandatory to the extent that the director or officer has been  successful on the merits or otherwise in defense of any such action or  proceeding  referred to in
Section 1741 or 1742.

            Section  1744  provides  that  unless   ordered  by  a  court,   any
indemnification  under Section 1741 or 1742 shall be made by the  corporation as authorized in the specific case upon a  determination  that  indemnification  of directors  and  officers  is proper  because  the  director  or officer  met the applicable standard of conduct, and such determination will be made by the Board of  Directors  by a majority  vote of a quorum of  directors  not parties to the action or  proceeding;  if a quorum is not  obtainable  or if  obtainable  and a majority of disinterested directors so directs, by independent legal counsel; or
by the shareholders.

            Section  1745  provides  that  expenses  incurred  by a director  or officer in defending any action or proceeding  referred to in the Subchapter may be paid by the corporation in advance of the final disposition of such action or proceeding  upon receipt of an  undertaking  by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation.

            Section 1746  provides  generally  that except in any case where the act or failure to act giving rise to the claim for indemnification is determined by  a  court  to  have  constituted  willful  misconduct  or  recklessness,  the indemnification and advancement of expenses provided by the Subchapter shall not be deemed  exclusive of any other rights to which a director or officer  seeking indemnification  or  advancement  of expenses  may be entitled  under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in his official  capacity and as to action in another  capacity  while holding that office.

            Section  1747 also grants a  corporation  the power to purchase  and maintain  insurance on behalf of any director or officer  against any  liability incurred  by him in his  capacity  as  officer or  director,  whether or not the corporation  would have the power to indemnify him against the  liability  under this Subchapter of the BCL.

            Sections 1748 and 1749 apply the  indemnification and advancement of expenses  provisions  contained  in the  Subchapter  to  successor  corporations
resulting  from   consolidation,   merger  or  division  and  to  service  as  a
representative of a corporation or an employee benefit plan.

            The foregoing provisions substantially overlap the provisions of the
Pennsylvania  Directors'  Liability  Act, 42 Pa. C.S. ss.  8365,  which are also applicable to the Company.

            Article XI of the  Company's  By-laws  provides,  in part,  that the
Company shall  indemnify its  directors,  officers,  employees and agents to the fullest extent permitted by the BCL.

            Article XII of the Company's By-laws provides, in part, that:

                                      II-2

                       "A Director  shall not be liable for monetary  damages as
            such for any action  taken,  or any failure to take  action,  unless
            (1):  the  director  has breached or failed to perform the duties of his  office  under  Section  8363 of the  Pennsylvania  Consolidated
            Statutes   and  the  breach  or   failure  to  perform   constitutes
            self-dealing, willful misconduct or recklessness; provided, however, that the  foregoing  provision  shall  not  relieve  a  director  of responsibility  or liability of a director  pursuant to any criminal statute or for the  payment  of taxes  pursuant  to local,  state or
            Federal law."

            The Company has purchased  director and officer liability  insurance for its directors and officers.

ITEM 16.    LIST OF EXHIBITS

      5.    Opinion of Olshan Grundman Frome Rosenzweig & Wolosky LLP.

      23.   Consent of Grant Thornton LLP.

      24.   Power of Attorney (contained in the signature page).

      99.   Form of Dividend Reinvestment Plan enrollment card.

ITEM 17.    UNDERTAKINGS

            A     The undersigned registrant hereby undertakes:

                  (1)   To file,  during any period in which offers or sales are
                        being  made,   a   post-effective   amendment   to  this
                        Registration Statement:

                        (i)   To  include  any  prospectus  required  by Section
                              10(a)(3) of the Securities Act;

                        (ii)  To reflect in the  prospectus  any facts or events
                              arising   after   the   effective   date   of  the
                              Registration   Statement   (or  the  most   recent
                              post-effective     amendment    thereof)    which,
                              individually  or in  the  aggregate,  represent  a
                              fundamental change in the information set forth in
                              the Registration Statement;

                        (iii) To include any material  information  with respect
                              to  the  plan  of   distribution   not  previously
                              disclosed  in the  Registration  Statement  or any
                              material   change  to  such   information  in  the
                              Registration Statement;

                        provided, however, that paragraphs (i) and (ii) above do
                        not apply if the information  required to be included in
                        a  post-effective   amendment  by  those  paragraphs  is
                        contained in periodic  reports  filed by the  registrant
                        pursuant  to  Section  13 or  15(d)  of  the  Securities
                        Exchange Act of 1934,  as amended (the  "Exchange  Act")
                        that are  incorporated by reference in the  Registration
                        Statement;

                                      II-3

                  (2)   That,  for the  purposes of  determining  any  liability
                        under  the  Securities  Act,  each  such  post-effective
                        amendment  shall  be  deemed  to be a  new  registration
                        statement  relating to the securities  offered  therein,
                        and the offering of such  securities  at that time shall
                        be deemed to be the initial bona fide offering  thereof;
                        and

                  (3)   To remove from registration by means of a post-effective
                        amendment any of the securities  being  registered  that
                        remain unsold at the termination of the offering.

            B.    The  undersigned   registrant   hereby  undertakes  that,  for
                  purposes of  determining  any liability  under the  Securities
                  Act, each filing of the registrant's annual report pursuant to
                  Section  13(a)  or  15(d)  of the  Exchange  Act  (and,  where applicable,  each filing of an employee  benefit plan's annual report  pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration  statement  relating to the
                  securities   offered   therein,   and  the  offering  of  such
                  securities at that time shall be deemed to be the initial bona fide offering thereof.

            C.    The  undersigned  registrant  hereby  undertakes to deliver or cause to be delivered with the  prospectus,  to each person to
                  whom  the   prospectus  is  sent  or  given,  a  copy  of  the
                  registrant's  latest  annual  report to  stockholders  that is incorporated  by reference  in the  prospectus  and  furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule
                  14c-3 under the Exchange  Act; and,  where  interim  financial
                  information   required  to  be   presented  by  Article  3  of
                  Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is  sent  or  given,  the  latest  quarterly  report  that  is specifically  incorporated  by reference in the  prospectus to provide such interim financial information.

                                      II-4

                                   SIGNATURES

Pursuant to the  requirements  of the Securities  Act, the Registrant  certifies that it has reasonable  grounds to believe that it meets all of the requirements for filing on Form S-3d and has duly caused this  Registration  Statement  to be signed on its behalf by the undersigned,  thereunto duly authorized, in the City of Bensalem, State of Pennsylvania, on this 21st day of August, 2003.

                         HEALTHCARE SERVICES GROUP, INC.
                         (Registrant)

                         /s/ Daniel P. McCartney
                         -------------------------------------------------------
                         Daniel P. McCartney, Chief Executive Officer and Chairman

                       POWERS OF ATTORNEY AND SIGNATORIES

Pursuant to the  requirements  of the Securities  Act of 1933, as amended,  this
Registration  Statement  has  been  signed  by  the  following  persons  in  the capacities  and on the date  indicated.  Each of the  undersigned  officers  and directors of Healthcare  Services Group,  Inc.  hereby  constitutes and appoints
Daniel P.  McCartney  and  Thomas A. Cook and each of them  singly,  as true and lawful  attorneys-in-fact  and  agents  with  full  power  of  substitution  and resubstitution,  for him in his name in any and all capacities,  to sign any and all  amendments  (including  post-effective  amendments)  to  this  Registration
Statement and to file the same, with all exhibits  thereto,  and other documents in connection  therewith,  with the  Securities  and Exchange  Commission and to prepare  any and  all  exhibits  thereto,  and  other  documents  in  connection therewith,  and to make any applicable state securities law or blue sky filings, granting unto said  attorneys-in-fact and agents, full power and authority to do and perform  each and every act and thing  requisite  or necessary to be done to enable  Healthcare  Services  Group,  Inc. to comply with the  provisions of the
Securities Act of 1933, as amended,  and all  requirements of the Securities and
Exchange  Commission,  as fully to all intents and purposes as he might or could do in person,  hereby  ratifying and confirming all that said  attorneys-in-fact and agents,  or their substitute or substitutes,  may lawfully do or cause to be done by virtue hereof.

             Signature                         Title                                Date
             ---------                         -----                                ----

/s/ Daniel P. McCartney
---------------------------
Daniel P. McCartney             Chief Executive Officer and Chairman          August 22, 2003

/s/ Thomas A. Cook              Director, President and Chief Operating
----------------------------    Officer                                       August 22, 2003
Thomas A. Cook

                                      II-5

             Signature                         Title                                Date
             ---------                         -----                                ----

/s/Barton D. Weisman
--------------------------
Barton D. Weisman               Director                                      August 22, 2003

/s/ Robert L. Frome
--------------------------
Robert L. Frome                 Director                                      August 22, 2003

/s/ John M. Briggs
--------------------------
John M. Briggs                  Director                                      August 22, 2003

/s/ Robert J. Moss
--------------------------
Robert J. Moss                  Director                                      August 22, 2003

/s/ Joseph F. McCartney
--------------------------
Joseph F. McCartney             Director and Divisional Vice President        August 22, 2003

/s/ James L. DiStefano
--------------------------
James L. DiStefano              Chief Financial Officer and Treasurer         August 22, 2003

/s/ Richard W. Hudson           Vice President - Finance                      August 22, 2003
--------------------------      and Secretary (Principal
Richard W. Hudson               Accounting Officer)

                                      II-6